Exhibit 10.3
COMMERCEHUB, INC.
2016 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (including Schedule I hereto, this “Agreement”) is made as of the date set forth on Schedule I hereto (the “Grant Date”), by and between CommerceHub, Inc. (the “Company”) and the grantee set forth on Schedule I hereto (the “Grantee”), in respect of an Award of Restricted Stock Units granted by the Plan Administrator (as defined on Schedule I hereto) as set forth in this Agreement.

The Company has adopted the CommerceHub, Inc. 2016 Omnibus Incentive Plan (as has been or may hereafter be amended, the “Plan”), a copy of which is attached via a link at the end of this online Agreement as Exhibit A and by this reference made a part hereof, for the benefit of eligible persons as specified in the Plan. Capitalized terms used and not otherwise defined in this Agreement will have the meanings ascribed to them in the Plan.

Pursuant to the Plan, the Plan Administrator has determined that it is in the interest of the Company and its stockholders to award Restricted Stock Units to the Grantee, subject to the conditions and restrictions set forth herein and in the Plan, in order to provide the Grantee with additional remuneration for services rendered, to encourage the Grantee to remain in the service or employ of the Company or its Subsidiaries and to increase the Grantee’s personal interest in the continued success and progress of the Company.

The Company and the Grantee therefore agree as follows:

1.Definitions. The following terms, when used in this Agreement, have the following meanings:
“Cause” has the meaning specified as “cause” in Section 10.2(b) of the Plan.
“Common Stock” has the meaning specified on Schedule I hereto.
“Company” has the meaning specified in the preamble to this Agreement.
“Dividend Equivalents” means, to the extent specified by the Plan Administrator only, an amount equal to all dividends and other distributions (or the economic equivalent thereof) which are payable to stockholders of record during the Restriction Period on a like number and kind of shares of Common Stock as the shares represented by the Restricted Stock Units.
“Grant Date” has the meaning specified in the preamble to this Agreement.

“Grantee” has the meaning specified in the preamble to this Agreement.

“Plan” has the meaning specified in the recitals of this Agreement.
“Plan Administrator” has the meaning specified on Schedule I hereto.
“Protected Termination” has the meaning specified in Section 3(c).
“Required Withholding Amount” has the meaning specified in Section 5.
“Restricted Stock Units” has the meaning specified in Section 2.
“Restriction Period” means a period of time beginning on the date of each Award of Restricted Stock Units and ending on the Vesting Date with respect to such Award.
“Section 409A” has the meaning specified in Section 21.
“Sell-to-Cover” has the meaning specified in Section 5.
“Unpaid Dividend Equivalent” has the meaning specified in Section 3(a).
“Unvested Fractional Restricted Stock Unit” has the meaning specified in Section 3(b).
“Vesting Date” has the meaning specified in Section 3(a).
“Vesting Percentage” has the meaning specified in Section 3(a).
“Vested Dividend Equivalent” has the meaning specified in Section 9.
“Voluntary Termination for Good Reason” has the meaning specified in Section 3(d).
2.Award. Pursuant to the terms of the Plan and in consideration of the covenants and promises of the Grantee herein contained, the Company hereby awards to the Grantee as of the Grant Date the number of Restricted Stock Units (as defined in the Plan) authorized by the Plan Administrator and set forth on Schedule I hereto, each such Restricted Stock Unit representing the right to receive one share of Common Stock, subject to the conditions and restrictions set forth in this Agreement and in the Plan (the “Restricted Stock Units”).
3.    Conditions of Vesting. Unless otherwise determined by the Plan Administrator in its sole discretion, the Restricted Stock Units will vest only in accordance with the conditions stated in this Section 3.
a.    Except as otherwise provided in Section 10.1(b) of the Plan, the Restricted Stock Units will vest only in accordance with the provisions of this Section 3(a) or Section 3(b), and subject to the provisions of Section 3(c). That number of Restricted Stock Units that is equal to the fraction or percentage specified as the Vesting Percentage on Schedule I hereto (the “Vesting Percentage”) of the total number of Restricted Stock Units that are subject to this Agreement, rounded down to the nearest whole number of such Restricted Stock Units, shall vest on each of the vesting dates specified on Schedule I hereto (each such date, together with any other date on which Restricted Stock Units cease to be subject to a risk of forfeiture pursuant to this Agreement, a “Vesting Date”). Upon the satisfaction of any other applicable restrictions, terms and conditions of the Plan and this Agreement, any Dividend Equivalents with respect to the Restricted Stock Units that have not theretofore become vested (“Unpaid Dividend Equivalents”), will become vested to the extent and at the same time that the Restricted Stock Units related thereto become vested in accordance with this Agreement. Notwithstanding the foregoing, the Grantee will not vest, pursuant to this Section 3(a), in Restricted Stock Units or related Unpaid Dividend Equivalents in which the Grantee would otherwise vest as of a given date if the Grantee has not been continuously employed by or, in the case of a Nonemployee Director, continuously serving as a Nonemployee Director to the Company or its Subsidiaries from the Grant Date through such date (the vesting or forfeiture of such Restricted Stock Units and related Unpaid Dividend Equivalents to be governed instead by Section 3(c) and Section 7).
b.    If rounding pursuant to Section 3(a) prevents any portion of a Restricted Stock Unit from becoming vested on a particular Vesting Date (any such portion, an “Unvested Fractional Restricted Stock Unit”), one additional Restricted Stock Unit will become vested on the earliest succeeding Vesting Date on which the cumulative fractional amount of all Unvested Fractional Restricted Stock Units (including any Unvested Fractional Restricted Stock Unit created on such succeeding Vesting Date) equals or exceeds one whole Restricted Stock Unit, with any excess treated as an Unvested Fractional Restricted Stock Unit thereafter subject to the application of this Section 3(b). Any Unvested Fractional Restricted Stock Unit comprising part of a whole Restricted Stock Unit that vests pursuant to the preceding sentence will thereafter cease to be an Unvested Fractional Restricted Stock Unit.
c.    Notwithstanding the foregoing, subject to the provisions of Schedule I hereto, (i) all Restricted Stock Units will vest on the date of the Grantee’s termination of employment or, if the Grantee is a Nonemployee Director of the Company, on the date of the Grantee’s termination of service as such if (A) the Grantee’s employment with the Company or a Subsidiary or service as a Nonemployee Director, as applicable, terminates by reason of Disability or (B) the Grantee dies while employed by the Company or a Subsidiary or while serving as a Nonemployee Director of the Company, as applicable, and (ii) if the Grantee is an employee and the Grantee’s employment with the Company or a Subsidiary is terminated by the Company or such Subsidiary without Cause, or if the Grantee voluntarily terminates the Grantee’s employment pursuant to a Voluntary Termination for Good Reason (each, a “Protected Termination”) and the Protected Termination occurs within 24 months following the closing date of an Approved Transaction in which any Restricted Stock Units that remain outstanding and unvested as of such closing date are not otherwise accelerated in connection with such Approved Transaction in accordance with the terms of the Plan, then, effective as of the date of such Protected Termination, any Restricted Stock Units that remain outstanding and unvested as of such termination date will vest on such termination date.
d.    For purposes of this Agreement, a “Voluntary Termination for Good Reason” means a voluntary termination by the Grantee of the Grantee’s employment with the Company and its Subsidiaries upon the occurrence of any of the following events without the Grantee’s prior consent:
i.    a 10% or greater reduction in the Grantee’s then current base salary (defined as the Grantee’s weekly base pay in effect for the payroll period during which the Grantee’s employment is terminated, provided that weekly base pay does not in any case include overtime, bonuses, commissions, piece rate, incentive pay or taxable or nontaxable fringe benefits or payments), other than as part of an across the board reduction applicable to all eligible employees of the Company; or
ii.    the relocation of the Grantee’s primary place of employment to a location that is more than 50 miles from the Grantee’s primary place of employment as of the Grantee’s termination date.
No termination shall constitute a Voluntary Termination for Good Reason unless all of the following provisions shall have been complied with: (x) the Grantee shall have given the Company written notice of the Grantee’s intention to effect a Voluntary Termination for Good Reason, such notice to state in detail the particular circumstances that constitute the grounds on which the proposed Voluntary Termination for Good Reason is based and to be given no later than 30 days after the initial occurrence of such circumstances; (y) the Company shall have 30 days after receiving such notice in which to cure such grounds; and (z) if the Company fails, within such 30-day period, to cure such grounds, the Grantee terminates the Grantee’s employment with the Company and its Subsidiaries within 10 days following the last day of such 30-day period. If the Company timely cures such grounds in accordance with the preceding sentence, the Grantee shall not be entitled to terminate the Grantee’s employment pursuant to a Voluntary Termination for Good Reason based on such grounds.
4.    Settlement of Restricted Stock Units. Settlement of Restricted Stock Units following vesting in accordance with this Agreement or the Plan shall be made as soon as administratively practicable after the applicable Vesting Date, but in no event later than March 15 of the calendar year following the calendar year in which such Vesting Date occurs. Settlement of vested Restricted Stock Units shall be made in payment of shares of Common Stock, together with any related Unpaid Dividend Equivalents, in accordance with Section 6 hereof.

5.    Mandatory Withholding for Taxes. To the extent that the Company or any Subsidiary of the Company is subject to withholding tax requirements under any national, state, local or other governmental law with respect to the award of the Restricted Stock Units to the Grantee or the vesting thereof, or the designation of any Dividend Equivalents as payable or distributable or the payment or distribution thereof, the Grantee must, as a condition of receiving the benefits of this Agreement, make arrangements satisfactory to the Company to make payment to the Company or its designee of the amount required to be withheld by the Company or any Subsidiary of the Company under such tax laws, as determined by the Company (collectively, the “Required Withholding Amount”). To the extent such withholding is required because the Grantee vests in some or all of the Restricted Stock Units and any related Dividend Equivalents, the Grantee shall, on each Vesting Date (or the first business day thereafter if the Vesting Date is not a trading day), in compliance with the Company’s Insider Trading Policy and using the broker-assisted sale program arranged by the Company, sell from the shares of Common Stock represented by vested Restricted Stock Units and otherwise deliverable to the Grantee a number of shares of Common Stock that the Company determines has at least the Fair Market Value sufficient to satisfy the Required Withholding Amount, plus additional shares of Common Stock to account for rounding and market fluctuations, and the proceeds from such sale shall be remitted to the Company and used to satisfy the Required Withholding Amount (collectively, a “Sell-to-Cover”), unless the Grantee instead remits the Required Withholding Amount to the Company or its designee in cash in such form and by such time as the Company may require. As of the date hereof, the Grantee certifies that (a) the Grantee is currently unaware of any material, non-public information with respect to the Company and (b) this Agreement is entered into in good faith and not as a part of a scheme to evade the prohibitions of Rule 10b-5 of the Exchange Act or any other securities laws. No fractional shares of Common Stock will be issuable following application of this Section 5, and the Grantee will receive, in lieu of any fractional share of Common Stock that the Grantee otherwise would receive upon payment or delivery, the economic benefit of an amount equal to the fraction representing such fractional share multiplied by the Fair Market Value of one share of such Common Stock as of the applicable Vesting Date.
6.    Delivery by the Company. As soon as practicable after the vesting of Restricted Stock Units and any related Unpaid Dividend Equivalents pursuant to this Agreement or the Plan (but no later than March 15 of the calendar year following the year in which such vesting occurs), and subject to the withholding referred to in Section 5, the Company will (a) deliver or cause to be delivered to the Grantee certificates issued in the Grantee’s name for, or cause to be transferred to a brokerage account through The Depository Trust Company a book-entry position for the benefit of the Grantee for, the number of shares of Common Stock represented by such vested Restricted Stock Units and any securities representing related vested Unpaid Dividend Equivalents, and (b) deliver or cause to be delivered to the Grantee any cash payment representing related vested Unpaid Dividend Equivalents. Any delivery of securities will be deemed effected for all purposes when certificates representing such shares have been delivered personally to the Grantee or, if delivery is by mail, when the stock transfer agent of the Company has deposited the certificates in the United States mail, addressed to the Grantee, or, in the case of a book-entry transfer, at the time the Company’s stock transfer agent initiates a book-entry transfer of the shares to a brokerage account through The Depository Trust Company for the benefit of the Grantee, as applicable, and any cash payment will be deemed effected when a check from the Company, payable to the Grantee and in the amount equal to the amount of the cash payment, has been delivered personally to the Grantee or deposited in the United States mail, addressed to the Grantee.
7.    Forfeiture of Restricted Stock Units.
a.    Unless otherwise determined by the Plan Administrator in its sole discretion, upon termination of the Grantee’s employment with the Company or a Subsidiary for any reason (whether voluntary or involuntary and whether for or without Cause), or, if the Grantee is a Nonemployee Director of the Company, upon termination of the Grantee’s service to the Company as such for any reason (whether voluntary or involuntary and whether for or without Cause), any Restricted Stock Units and related Unpaid Dividend Equivalents that are not vested as of the date of such termination of employment or service (after giving effect to any acceleration of vesting provided for in this Agreement or the Plan), will be forfeited immediately upon such termination of employment or service.
b.    Upon forfeiture of any unvested Restricted Stock Units, and any related Unpaid Dividend Equivalents, such Restricted Stock Units and any related Unpaid Dividend Equivalents will be immediately cancelled, and the Grantee will cease to have any rights with respect thereto.
c.    Unless the Plan Administrator otherwise determines, a change of the Grantee’s employment from the Company to a Subsidiary or from a Subsidiary to the Company or another Subsidiary will not be considered a termination of the Grantee’s employment for purposes of this Agreement if such change of employment is made at the request or with the express consent of the Company. Unless the Plan Administrator otherwise determines, however, any such change of employment that is not made at the request or with the express consent of the Company will be a termination of the Grantee’s employment within the meaning of this Agreement.
8.    Nontransferability. Restricted Stock Units and any related Dividend Equivalents are not transferable (either voluntarily or involuntarily), before or after the Grantee’s death, except as follows: (a) during the Grantee’s lifetime, pursuant to a domestic relations order, issued by a court of competent jurisdiction, that is not contrary to the terms and conditions of the Plan or this Agreement, and in a form acceptable to the Plan Administrator; or (b) after the Grantee’s death, by will or pursuant to the applicable laws of descent and distribution, as may be the case. Any Person to whom Restricted Stock Units and any related Dividend Equivalents are transferred in accordance with the provisions of the preceding sentence shall take such Restricted Stock Units and any related Dividend Equivalents subject to all of the terms and conditions of the Plan and this Agreement, including that the vesting and termination provisions applicable to the Grantee under this Agreement will continue to be applied with respect to the Grantee, including in respect of the transferred Restricted Stock Units and any related Dividend Equivalents. Certificates representing Restricted Stock Units and any related Dividend Equivalents that have vested may be delivered (or, in the case of book entry registration, registered) only to the Grantee (or during the Grantee’s lifetime, to the Grantee’s court appointed legal representative) or a person to whom the Restricted Stock Units and any related Dividend Equivalents have been transferred in accordance with this Section.
9.    No Stockholder Rights; Dividend Equivalents. The Grantee will not be deemed for any purpose to be, or to have any of the rights of, a stockholder of the Company with respect to any shares of Common Stock represented by any Restricted Stock Units unless and until such time as shares of Common Stock represented by vested Restricted Stock Units have been delivered to the Grantee in accordance with Section 6, nor will the existence of this Agreement affect in any way the right or power of the Company or its stockholders to accomplish any corporate act, including, without limitation, the acts referred to in Section 10.18 of the Plan. The Grantee will have no right to receive, or otherwise with respect to, any Dividend Equivalents until such time, if ever, as (a) the Restricted Stock Units to which such Dividend Equivalents relate shall have become vested, or (b) such Dividend Equivalents shall have become vested in accordance with the penultimate sentence of this Section, and, if vesting does not occur, the related Dividend Equivalents will be forfeited. Dividend Equivalents shall not bear interest or be segregated in a separate account. Notwithstanding the foregoing, the Plan Administrator may, in its sole discretion, accelerate the vesting of any portion of the Dividend Equivalents. The settlement of any such vested Dividend Equivalents shall be made as soon as administratively practicable after the accelerated vesting date, but in no event later than March 15 of the calendar year following the year in which such accelerated vesting date occurs.
10.    Adjustments.
a.    The Restricted Stock Units and any related Dividend Equivalents will be subject to adjustment in such manner as the Plan Administrator, in its sole discretion, deems equitable and appropriate in connection with the occurrence of any of the events described in Section 4.2 of the Plan following the Grant Date.
b.    In the event of any Approved Transaction, Board Change or Control Purchase following the Grant Date, the Restricted Stock Units and any related Unpaid Dividend Equivalents may vest in accordance with Section 10.1(b) of the Plan.

11.    Restrictions Imposed by Law. Without limiting the generality of Section 10.9 of the Plan, the Company will not be obligated to make any cash payment or issue or cause to be issued any shares of Common Stock represented by vested Restricted Stock Units or other securities constituting vested Unpaid Dividend Equivalents, if counsel to the Company determines that such payment or issuance would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which shares of Common Stock are listed or quoted. The Company will in no event be obligated to take any affirmative action in order to cause any payment of cash or issuance of shares of Common Stock represented by vested Restricted Stock Units or other securities constituting vested Unpaid Dividend Equivalents to comply with any such law, rule, regulation or agreement.
12.    Notice. Unless the Company notifies the Grantee in writing of a different procedure or address, any notice or other communication to the Company with respect to this Agreement will be in writing and will be delivered personally or sent by first class mail, postage prepaid, to the Company’s then-current headquarters, which as of the date hereof is the address specified for the Company on Schedule I hereto. Unless the Company elects to notify the Grantee electronically pursuant to the online grant and administration program or via email, any notice or other communication to the Grantee with respect to this Agreement will be in writing and will be delivered personally, or will be sent by first class mail or overnight courier, postage prepaid, to the Grantee’s address as listed in the records of the Company or any Subsidiary of the Company on the Grant Date, unless the Company has received written notification from the Grantee of a change of address.
13.    Amendment. Notwithstanding any other provision hereof, this Agreement may be supplemented or amended from time to time as approved by the Plan Administrator as contemplated by Section 10.8(b) of the Plan. Without limiting the generality of the foregoing, without the consent of the Grantee:
a.    this Agreement may be amended or supplemented from time to time as approved by the Plan Administrator (i) to cure any ambiguity or to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, (ii) to add to the covenants and agreements of the Company for the benefit of the Grantee or surrender any right or power reserved to or conferred upon the Company in this Agreement, subject to any required approval of the Company’s stockholders, and provided, in each case, that such changes or corrections will not adversely affect the rights of the Grantee with respect to the Award evidenced hereby in any material respect or (iii) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws; and

b.    subject to any required action by the Board of Directors or the stockholders of the Company, the Restricted Stock Units granted under this Agreement may be canceled by the Plan Administrator and a new Award made in substitution therefor, provided that the Award so substituted will satisfy the requirements of the Plan as of the date such new Award is made and no such action will adversely affect any Restricted Stock Units or related Dividend Equivalents to the extent then vested in any material respect.
14.    Grantee Employment or Status as a Director. Nothing contained in this Agreement, and no action of the Company or the Plan Administrator with respect hereto, will confer or be construed to confer on the Grantee any right to continue in the employ of the Company or any Subsidiary or as a Nonemployee Director of the Company or interfere in any way with the right of the Company or any employing Subsidiary (or the Company’s stockholders in the case of a Nonemployee Director) to terminate the Grantee’s employment or service, as applicable, at any time, with or without Cause, subject to applicable law and the provisions of any employment agreement between the Grantee and the Company or any Subsidiary.
15.    Nonalienation of Benefits. Except as provided in Section 8, (a) no right or benefit under this Agreement will be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same will be void, and (b) no right or benefit hereunder will in any manner be subject to or liable for the debts, contracts, liabilities or torts of the Grantee or other person entitled to such benefits.
16.    Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware. Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of New York in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum. THE GRANTEE ACKNOWLEDGES AND AGREES THAT THE GRANTEE IS HEREBY RELINQUISHING HIS OR HER RIGHT TO A JURY TRIAL IN CIVIL COURT WITH RESPECT TO ANY CONTROVERSY, CLAIM OR DISPUTE ARISING OUT OF OR IN ANY WAY RELATED TO THE PLAN OR THIS AGREEMENT.
17.    Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Exhibits and Schedules appended hereto, including the Plan. All references to “Sections” in this Agreement shall be to Sections of this Agreement unless explicitly stated otherwise. The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense. All decisions of the Plan Administrator upon questions regarding the Plan or this Agreement will be conclusive. Unless otherwise expressly stated herein, in the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.
18.    Rules by Plan Administrator. The rights of the Grantee and the obligations of the Company hereunder will be subject to such reasonable rules and regulations as the Plan Administrator may adopt from time to time.
19.    Entire Agreement. This Agreement is in satisfaction of and in lieu of all prior discussions and agreements, oral or written, between the Company and the Grantee regarding the subject matter hereof. The Grantee and the Company hereby declare and represent that no promise or agreement not herein expressed has been made and that this Agreement contains the entire agreement between the parties hereto with respect to the Award and replaces and makes null and void any prior agreements between the Grantee and the Company regarding the Award. Subject to the restrictions set forth in Sections 8 and 15, this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, successors and assigns.
20.    Grantee Acceptance. The Grantee shall signify acceptance of the terms and conditions of this Agreement by acknowledging acceptance of the Award through the online grant and administration program utilized by the Company or such other means as the Company shall determine in its sole discretion.
21.    Section 409A Compliance. To the extent that Section 409A of the Code or the related regulations and Treasury pronouncements (“Section 409A”) is applicable to the Grantee in connection with the Award, if any provision of this Agreement would result in the imposition of an excise tax under Section 409A, that provision will be reformed to avoid imposition of the excise tax and no action taken to comply with Section 409A shall be deemed to impair a benefit under this Agreement.
22.    Clawback Policy. Notwithstanding any other provisions in the Plan or this Agreement, this Award shall be subject to recovery or clawback by the Company under any clawback policy adopted by the Company in accordance with SEC regulations or other applicable law, as amended or superseded from time to time.

Schedule I
To CommerceHub, Inc.
Restricted Stock Unit Agreement

Grantee	[●]
Number of Restricted Stock Units	[●]
Grant Date	[●]
Issuer/Company	CommerceHub, Inc., a Delaware corporation
Common Stock represented by Restricted Stock Units	Series C common stock
Plan	CommerceHub, Inc. 2016 Omnibus Incentive Plan
Plan Administrator
[The Compensation Committee of the Board of Directors of the Company appointed by the Board of Directors of the Company pursuant to Section 3.1 of the Plan to administer the Plan] [NTD: Insert for grants to employees]
[The Board of Directors of the Company] [NTD: Insert for grants to Nonemployee Directors]

Vesting Schedule (Specify Vesting Percentage and Vesting Dates)

[NTD: Insert for grants to employees:
Vesting Percentage: [●]
Vesting Date(s): [●]]
[NTD: Insert for grants to Nonemployee Directors:
Vesting Percentage: 100%
Vesting Date: The earlier of (i) [NTD: Insert one-year anniversary of Grant Date] or (ii) the date of the next annual meeting of stockholders held after the Grant Date for the purpose of electing directors of the Company.]

Other Terms and Conditions
[NTD: Include the following paragraph on Schedule I to RSU Agreements for Non-Employee Directors:
Notwithstanding anything to the contrary in the Agreement, including Sections 4 and 6 thereof, the Grantee may elect in accordance with the terms of the CommerceHub, Inc. Non-Employee Director Deferred Compensation Plan (the “Deferred Compensation Plan”), to defer payment, settlement and delivery of the Restricted Stock Units and any related Unpaid Dividend Equivalents following vesting to such time as is specified in an election that is duly executed by the Grantee and delivered to the Company in accordance with the Deferred Compensation Plan.]
[NTD: Include the following provisions on Schedule I to RSU Agreements for Section 16 officers:
Section 5 of the Agreement shall be amended by adding the following clause at the end of the second sentence thereof:
; provided that, if the Grantee has made an acquisition of securities of the Company during the six-month period prior to the applicable Vesting Date such that a Sell-to-Cover could be matchable against such acquisition for purposes of Section 16(b) of the Exchange Act, the Grantee shall remit the Required Withholding Amount to the Company or its designee in cash in such form and by such time as the Company may require, unless the Company determines, in its sole discretion, to withhold from the shares of Common Stock represented by vested Restricted Stock Units and otherwise deliverable to the Grantee a number of shares of Common Stock that the Company determines has at least the Fair Market Value sufficient to satisfy the Required Withholding Amount, plus additional shares of Common Stock to account for rounding and market fluctuations.]
[NTD: Include the following provisions on Schedule I to RSU Agreements for UK Grantees:
Section 5 of the Agreement shall be replaced in its entirety with the following:
“5. Withholding for Taxes.
(a) As a condition of receiving the benefits of this Agreement, the Grantee acknowledges and agrees that the Grantee shall, on each Vesting Date (or the first business day thereafter if the Vesting Date is not a trading day), in compliance with the Company’s Insider Trading Policy and using the broker-assisted sale program arranged by the Company, sell from the shares of Common Stock represented by vested Restricted Stock Units and otherwise deliverable to the Grantee a number of shares of Common Stock that the Company determines has at least the Fair Market Value sufficient to satisfy the Tax Liability, as determined by the Committee (the “Required Withholding Amount”), plus additional shares of Common Stock to account for rounding and market fluctuations, and the proceeds from such sale shall be remitted to the Company and used to satisfy the Required Withholding Amount (collectively, a “Sell-to-Cover”), unless the Grantee instead remits the Required Withholding Amount to the Company or its designee in cash in such form and by such time as the Company may require [NTD: include the following clause only if the Grantee is a Section 16 officer: ; provided that, if the Grantee has made an acquisition of securities of the Company during the six-month period prior to the applicable Vesting Date such that a Sell-to-Cover could be matchable against such acquisition for purposes of Section 16(b) of the Exchange Act, the Grantee shall remit the Required Withholding Amount to the Company or its designee in cash in such form and by such time as the Company may require, unless the Company determines, in its sole discretion, to withhold from the shares of Common Stock represented by vested Restricted Stock Units and otherwise deliverable to the Grantee a number of shares of Common Stock that the Company determines has at least the Fair Market Value sufficient to satisfy the Required Withholding Amount, plus additional shares of Common Stock to account for rounding and market fluctuations]. As of the date hereof, the Grantee certifies that (a) the Grantee is currently unaware of any material, non-public information with respect to the Company and (b) this Agreement is entered into in good faith and not as a part of a scheme to evade the prohibitions of Rule 10b-5 of the Exchange Act or any other securities laws.
(b) The Grantee irrevocably acknowledges and agrees that (i) the Company or any employing Subsidiary may recover the whole or any part of any secondary class 1 (employer) national insurance contributions that the Company or the employing Subsidiary is liable to account for as a consequence of the exercise of the grant or vesting of the Restricted Stock Units; and (ii) at the request of the Company or any employing Subsidiary the Grantee shall immediately join that person in making a joint election (in a form approved by HM Revenue & Customs) to transfer to the Grantee the whole or any part of the liability for secondary class 1 (employer) national insurance contributions.
(c) The Grantee irrevocably agrees to enter into a joint election in respect of the Common Stock deliverable to the Grantee in consequence of the vesting of the Restricted Stock Units under section 431(1) or section 431(2) of the United Kingdom Income Tax (Earnings and Pensions) Act 2003, if required to do so by the Company, his employer or former employer on or before the applicable Vesting Date of the Restricted Stock Units.
“Tax Liability” means all income tax and social security contributions that the Company or any employing Subsidiary is liable to account for as a consequence of the grant or vesting of Restricted Stock Units and/or Dividend Equivalents including PAYE income tax and primary class 1 (employee) national insurance contributions and any secondary class 1 (employer) national insurance contributions to the extent that these can be lawfully recovered from the Grantee.
A new Section 23 is hereby added to the Agreement as follows:
“23. Data Privacy.
(a) The Grantee’s acceptance hereof shall evidence the Grantee’s explicit and unambiguous consent to the collection, holding, processing, use and transfer, in electronic or other form, of the Grantee’s personal data by and among, as applicable, the Grantee’s employer (the “Employer”) and the Company and its Subsidiaries and Affiliates for the exclusive purposes of implementing, administering and managing the Grantee’s participation in the Plan and for all purposes connected with the Restricted Stock Units and/or the Dividend Equivalents, including:
(i) the holding and maintenance of details of the Restricted Stock Units and/or the Dividend Equivalents;
(ii) the transfer of the Grantee’s personal data to the trustee of an employee benefit trust, the Company's registrars or brokers or any administrators of the Company's share incentive arrangements; and
(iii) the transfer of the Grantee’s personal data to a prospective buyer of the Company or any Subsidiary or business unit that employs the Grantee, and the prospective buyer’s professional advisers.
(b) The Grantee understands that the Company and its Subsidiaries and the Employer may hold certain personal data about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, bonus and employee benefits, nationality, job title and description, any shares of stock or directorships or other positions held in the Company, its Subsidiaries and Affiliates, details of all options, stock appreciation rights, restricted stock, restricted stock units or any other entitlement to shares of stock or other Awards granted, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, annual performance objectives, performance reviews and performance ratings, for the purpose of implementing, administering and managing Awards under the Plan.
The terms “personal data,” “data subject” and “processing,” as used in this Agreement, shall have the same meanings as they are given in the United Kingdom Data Protection Act 1998.
(c) The Grantee understands and consents to the collection, holding, processing and transfer of the Grantee’s personal data being transferred to any third parties assisting in the implementation, administration and management of the Plan that is a resident of or located in a country or territory outside the European Economic Area (including the United States) that may have different data privacy laws and protections than the Grantee’s country. The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the personal data by contacting the Grantee’s local human resources representative. The Grantee authorizes the recipients to receive, possess, use, retain and transfer the personal data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such personal data as may be required to a broker or other third party with whom the Grantee may elect to deposit any shares of stock acquired with respect to an Award.
(d) The Grantee consents to and understands that personal data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan. The Grantee may, by contacting in writing the Grantee’s local human resources representative, request access to their personal data. The Grantee understands, however, that refusing or withdrawing the Grantee’s consent may affect the Grantee’s ability to participate in the Plan. For more information on the consequences of a refusal to consent or withdrawal of consent, the Grantee may contact the Grantee’s local human resources representative.”]

Company Notice Address	CommerceHub, Inc. 201 Fuller Rd, 6th Floor Albany NY 12203 Attn: General Counsel

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